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VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

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The attached presentation regarding executive compensation practices is to be provided to shareholders by Valeant Pharmaceuticals International, Inc. (the “Company”) on or after April 2, 2018, as part of the Company’s shareholder engagement program.

Valeant Pharmaceuticals Shareholder Engagement Executive Compensation Program

Agenda Introductions Strategic Context Shareholder Outreach Executive Compensation Pay Practices 2018 CEO Compensation Share Request General Discussion

Introductions Valeant Jerry Karabelas – Talent & Compensation Committee Chair Christina Ackermann – EVP & General Counsel Art Shannon – SVP, Head of Investor Relations and Global Communications Kelly Webber – SVP, Global Human Resources Investor/Proxy Advisor TBD – Portfolio Manager/lead TBD – Governance contact

Strategic Context In 2017 through February 28, 2018, Valeant made substantial progress in our turnaround including: Reducing total debt by more than $6.7 billion since the end of first quarter 2016 Eliminating all long-term debt maturities until 2020 and all mandatory amortization requirements Achieving dismissals or other positive outcomes in more than 80 historical litigation and investigations matters Investing in core franchises as approximately 75% of our FY 2017 revenue was generated from the Bausch + Lomb/International segment and the Salix business Launching more than 100 new products globally Through Joe Papa’s leadership, we have stabilized our management team and made significant improvement in salesforce retention Valeant’s executive compensation philosophy is designed to attract, retain, and motivate our executives, who are committed to the ongoing transformation of our company. The program: Links executive compensation to long-term business performance Provides compensation opportunities that are competitive as compared to our peers Aligns the interests of our executives with those of our shareholders Balances appropriate risk-taking Incorporates shareholder feedback

Shareholder Outreach We maintain a robust investor outreach program that enables us to obtain ongoing feedback on our executive compensation program We were disappointed that shareholder support for our 2017 Say on Pay vote was 68%, and will continue to seek shareholder input, as appropriate In 2017, we engaged in discussion 11 large investors representing approximately 30% of ownership We routinely incorporate shareholder feedback into our executive compensation program:

Executive Compensation – Evolution Since 2016

2016	2017	2018
• Joe Papa hired in May 2016 and granted equity package with a FMV of ~$52M ($10M options, $12M RSUs, $30M PSUs) • New Talent & Compensation Committee (T&CC) put in place in conjunction with hiring of new CEO • T&CC reviewed Valeant executive compensation program and overall pay practices to ensure alignment with pharmaceutical industry best practice and representation of shareholder-friendly strategies • Shareholder feedback solicited and factored into evolving executive compensation program	• New LTI program implemented in Q1 for senior leadership (~100 executives, excluding CEO and CFO) that better aligns with our business strategy and plan to transform the company • Transitioned away from historical approach of providing front-loaded, multi-year grants • Consistent with shareholder feedback, provided balanced portfolio of annual grants – 40% PSUs (75% ROTC and 25% TSR), 30% RSUs, and 30% stock options – Approach incentivizes increase in share price over long-term, aids in retention, ensures stock ownership, and mitigates excessive risk taking • Shareholder feedback again solicited and factored into evolving executive compensation program	• Continued annual LTI grants with balanced portfolio approach for senior leadership in Q1 2018 • Factored in shareholder preference to bring CEO and CFO on annual LTI program – received grants in Q1 2018 – CEO granted $10M with weighting of 60% in PSUs, 20% in RSUs, and 20% in stock options – Mr. Papa's 2016 new hire PSU award (933,416 PSUs) cancelled and underlying shares permanently retired • Shareholder feedback again being solicited, to be considered in executive compensation program

5

VALEANT
Pharmaceuticals International, Inc.

Pay Practices – What We Do Significant share ownership requirements ensures long-term orientation: CEO required to hold shares equal to six times base salary and other senior executives required to hold three times salary, and 50% of net shares that vest must be held until guideline achieved (have 5 years from February 2018 to achieve ownership requirements) CEO purchased $5 million in Valeant shares upon hire with own money that must be held for four years Performance-based equity – we grant performance share units with rigorous performance goals, that align the interest of our executives with our shareholders Capped award payouts – we set maximum award levels under our annual incentive program and performance share units Clawback policy – Board may require any employee who receives equity-based compensation to reimburse the company for conduct causing a material restatement or adjustment to financial statements or financial, operational, or reputational harm Double trigger following a change-in-control – no unvested equity awards accelerate upon a change in control, only upon a qualifying termination of employment Limited severance – our severance arrangements are modest/in-line with market practice Independent compensation consultant – engaged an independent compensation consultant that has no other ties to us or to our management

Pay Practices – What We Don‘t Do No hedging or pledging of company shares No repricing of underwater stock options No excise tax gross-up for executives in the event of a change in control No single trigger vesting in the event of a change in control No dividends or dividend equivalents on unearned awards No supplemental executive retirement program No automatic or guaranteed salary increases

2018 CEO Compensation Mr. Papa’s salary and annual incentive opportunity remain unchanged for 2018 In early March, the Board approved a 2018 LTI award to Mr. Papa of $10M (accounting fair value $8.7M), representing an appropriate annual target award Target award is competitive with annual market grants and commensurate with peers The transition to an annual LTI grant provides the opportunity for meaningful realizable values and stock ownership, while ensuring strong shareholder alignment The 2018 CEO LTI award followed our LTI portfolio approach with 60% awarded in PSUs, 20% in stock options, and 20% in restricted stock units Vast majority in performance-based awards – consider both PSUs and options to be performance-based A “portfolio” approach mitigates excessive risk taking in that PSUs and stock options incentivize an increase in share price over the long term while RSUs aid in retention Ensures that the CEO LTI awards are aligned with other executives PSU payout is weighted 75% on absolute TSR and 25% on Return on Tangible Capital (ROTC) goals PSU payouts will be capped at 100% of target if Valeant’s TSR is below the median company in the ARCA Pharmaceutical Index The use of ROTC, a leading indicator of share price performance, aligns LTI awards with our focus on improving tangible capital usage and allocation

Share Request We intend to seek shareholder approval at our 2018 annual meeting for 11.9M additional shares under the 2014 Omnibus Incentive Plan (“2014 Plan”) This plan allows for equity grants to employees and directors and is critical in attracting and retaining top talent in the pharmaceutical industry by ensuring competitive compensation opportunities We do not have enough shares remaining for employee equity grants going forward This share request is expected to last approximately 2 to 3 years, with the actual duration highly dependent on our share price at grant (higher share price, then less shares granted) The Board is being prudent in share usage by retiring the CEO PSU grant Our equity plan provisions/features are generally consistent with best practices We have been prudent with overall equity usage and 3-year historical average annual burn rate has been 1.45% (based on ISS methodology) Note that a 1.45% average annual burn rate is well below the Pharmaceuticals, Biotechnology & Life Sciences industry benchmark used by ISS of 7.08%

General Discussion Questions? We welcome your feedback on our evolving executive compensation program and any suggestions going forward From your investor perspective, what executive compensation practices/design features do you support and are less likely to support?